UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 23, 2009 (February 23, 2009)
EMAGEON INC.

(Exact name of registrant as specified in its charter)

Delaware	0-51149	63-1240138

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1200 Corporate Drive, Suite 200, Birmingham, Alabama 35242

(Address of principal executive offices) (Zip Code)
(205) 980-9222

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
     On February 23, 2009, Emageon Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AMICAS, Inc., a Delaware corporation (“AMICAS”), and AMICAS Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of AMICAS (“Purchaser”). Pursuant to the terms of the Merger Agreement, (i) Purchaser will commence a cash tender offer (the “Offer”) to purchase all of the issued and outstanding shares of common stock, par value $.001 per share, of the Company (the “Shares”), at a price per Share equal to $1.82, net in cash without interest, less any required withholding taxes (the “Offer Price”), and (ii) following the consummation of the Offer, Purchaser will merge with and into the Company (the “Merger”), and each Share, other than Shares held by the Company, AMICAS, Purchaser or stockholders who have validly exercised their appraisal rights under Delaware law, will be cancelled and converted into the right to receive the Offer Price.
     The Merger Agreement provides for the commencement of the Offer as promptly as practicable after the date of the Merger Agreement (but in no event later than March 5, 2009), and the Offer will remain open for at least 20 business days. The obligation to accept for payment and pay for the Shares tendered in the Offer is subject to certain conditions, including, among other things, the tender of a majority of the total number of outstanding Shares, on a fully diluted basis.
     Under the Merger Agreement, if, following the consummation of the Offer, a majority but fewer than 90% of the issued and outstanding Shares are accepted for payment in the Offer, AMICAS and Purchaser have an option (the “Top-Up Option”) to purchase, at a per Share price equal to the Offer Price, such number of newly issued Shares equal to the lowest number of Shares that, when added to the number of Shares owned by AMICAS, Purchaser or their affiliates at the time of exercise of the Top-Up Option, will constitute one Share more than 90% of the total Shares outstanding on a fully diluted basis.
     The Merger Agreement contains customary representations and covenants, and the Merger is subject to customary closing conditions. In addition, the Company has agreed to use commercially reasonable efforts to operate its business in the ordinary course until the Offer is consummated. The Company has agreed not to solicit or initiate discussions with third parties regarding other proposals to acquire the Company and to certain restrictions on its ability to respond to any such proposal. The Merger Agreement also includes customary termination provisions, and provides that, upon the termination of the Merger Agreement, under specified circumstances, the Company will be required to pay AMICAS, as a sole remedy in such circumstances, a termination fee of $1.6 million.
     The parties have agreed that if, following completion of the Offer, AMICAS, Purchaser and any other subsidiary of AMICAS own at least 90% of the outstanding Shares, the Merger will be completed without a meeting of the Company’s stockholders, pursuant to Delaware’s “short-form” merger statute.
     A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and incorporated herein by reference. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement.
     The Company engaged Jefferies & Company, Inc. to serve as its financial advisor and SunTrust Robinson Humphrey, Inc. (“SunTrust”) to render an opinion to the Company’s Board of Directors as to the fairness to the holders of the Shares, from a financial point of view, of the Offer Price. On February 22, 2009, SunTrust delivered an oral opinion to the Board of Directors that as of the date of the opinion and based on and subject to the assumptions made, matters considered, qualifications and limitations set forth in the opinion, the Offer Price to be received by holders of the Shares is fair to such holders from a financial point of view. The full text of the written opinion of SunTrust, dated February 22, 2009, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, will be included in the Company’s Schedule 14D-9 in connection with the Offer described herein. SunTrust provided its opinion for the information and assistance of the Board of Directors in connection with its consideration of the Offer and the opinion was one of many factors taken into consideration by the Company’s Board of Directors in making its determination to approve the Merger Agreement. The SunTrust opinion is not a recommendation to any stockholder as to whether such stockholder should tender Shares in the Offer or how to vote with respect to the Merger or any other matter.
     The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or AMICAS or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
Tender and Support Agreements
     In connection with the execution of the Merger Agreement, AMICAS and Purchaser entered into Tender and Support Agreements (the “Tender Agreements”) with the following persons or stockholders (the “Stockholders”):
•	Charles A. Jett, Jr., President and Chief Executive Officer

•	Keith Stahlhut, Principal Operating Officer

•	John W. Wilhoite, Chief Financial Officer and Treasurer

•	Arthur P. Beattie, director

•	Roddy J. H. Clark, director

•	Fred C. Goad, director

•	Bradley S. Karro, director

•	Mylle H. Mangum, director

•	Augustus K. Oliver, director

•	John W. Thompson, director

•	Benner Ulrich, director

•	Hugh H. Williamson, III, Chairman of the Board of Directors

•	Oliver Press Partners, LLC, an affiliate of Messrs. Oliver and Ulrich
     Pursuant to the Tender Agreements, the Stockholders have agreed, among other things, to tender all of their shares pursuant to the Offer.
     The directors, officers and related entities that have entered into the Tender Agreements hold, in the aggregate, 3,778,711 shares, or approximately 18%, of the Shares outstanding as of February 23, 2009. In addition, the Tender Agreements apply to Shares acquired by these Stockholders after February 23, 2009, including the 1,182,160 shares of Common Stock issuable to such persons upon the conversion or exercise of derivative securities such as stock options and equity awards.
     A form of the Tender Agreements is attached as Exhibit 99.1 and is incorporated herein by reference. The foregoing description of the Tender Agreements is qualified in its entirety by reference to the full text of the form of Tender Agreement.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     On February 23, 2009, the Company entered into a Severance Agreement and General Release (the “Severance Agreement”) with Charles A. Jett, Jr., its President and Chief Executive Officer, pursuant to which Mr. Jett’s employment with the Company will be terminated effective upon completion of the Offer. Under the Severance Agreement, in addition to earned but unpaid base salary and other benefits accrued through the date of termination (less all applicable statutory withholdings and deductions), Mr. Jett will be entitled to receive the following severance benefits, which are consistent with a termination of his employment by the Company other than for “cause” following a change in control of the Company under his existing employment agreement with the Company:
•	a lump sum payment of $1,235,000, which is equal to Mr. Jett’s current monthly base salary plus the product of one-twelfth of his target annual bonus for the year of termination multiplied by 24 months;

•	a lump sum payment of $23,203, which is equal to the cost for Mr. Jett to maintain continuing family health and dental insurance for 24 months, less Mr. Jett’s share of insurance benefits under our current benefit plans;

•	a lump sum payment of $8,000 for maintenance of life insurance coverage; and

•	full vesting in all stock options, stock appreciation rights, restricted stock and restricted stock units that he holds as of the date of termination.
     In addition, Mr. Jett is eligible to receive a gross up payment to reimburse him for any excise tax imposed on these benefits under Internal Revenue Code Section 4999, as well as any additional income and employment taxes resulting from such reimbursement.
     Under the Severance Agreement, Mr. Jett has also agreed to a general release of the Company for all claims through the date of termination of his employment, and the Company has agreed to release Mr. Jett from all claims based on Mr. Jett’s employment with the Company. Mr. Jett will remain subject to the non-compete, non-solicitation, confidentiality and related provisions of his employment agreement following termination of his employment with the Company.
     The Severance Agreement replaces and supersedes that certain Severance Agreement and General Release, dated as of October 31, 2008, between Mr. Jett and the Company, that was terminated in connection with the recent termination by the Company of its Agreement and Plan of Merger, dated as of October 13, 2008 and amended as of December 29, 2008, by and among Health Systems Solutions, Inc., HSS Acquisition Corp. and the Company.
     The Severance Agreement is attached as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Severance Agreement is qualified in its entirety by reference to the full text of the Severance Agreement.
Item 8.01 Other Events.
     On February 23, 2009, the Company and AMICAS issued a joint press release regarding the execution of the Merger Agreement. A copy of the press release is furnished herewith as Exhibit 99.2.
Additional Information
     This Current Report on Form 8-K is neither an offer to purchase nor a solicitation of an offer to sell shares of the Company. The Offer for the Shares described herein has not yet been commenced. At the time the Offer is commenced, AMICAS and Purchaser intend to file with the Securities and Exchange Commission (the “SEC”) and mail to the Company’s stockholders a Tender Offer Statement on Schedule TO and related exhibits, including the offer to purchase, letter of transmittal and other related documents, and the Company intends to file with the SEC and mail to its stockholders a Solicitation/Recommendation Statement on Schedule 14D-9 in connection with the transaction. These documents will contain important information about AMICAS, Purchaser, the Company, the transaction and other related matters. Investors and security holders are urged to read each of these documents carefully when they are available. Investors and security holders will be able to obtain free copies of the Tender Offer Statement, the Solicitation/Recommendation Statement and other documents filed with the SEC by AMICAS and the Company through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of these documents by contacting the Investor Relations departments of AMICAS or the Company.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit 2.1	Agreement and Plan of Merger, dated as of February 23, 2009, by and among the Company, AMICAS, Inc. and AMICAS Acquisition Corp.*

Exhibit 10.1	Severance Agreement and General Release, dated as of February 23, 2009, by and between the Company and Charles A. Jett, Jr.

Exhibit 99.1	Form of Tender and Support Agreement

Exhibit 99.2	Press release dated February 23, 2009

*	Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: February 24, 2009	EMAGEON INC. (Registrant)
	By:	/s/ John W. Wilhoite
John W. Wilhoite
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of February 23, 2009, by and among the Company, AMICAS, Inc. and AMICAS Acquisition Corp.*

10.1	Severance Agreement and General Release, dated as of February 23, 2009, by and between the Company and Charles A. Jett, Jr.

99.1	Form of Tender and Support Agreement

99.2	Press release dated February 23, 2009

*	Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.